Exhibit 3.47

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CON-AGG OF MO, L.L.C.

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Con-Agg of MO, L.L.C., a Missouri limited liability company (the “Company”) is effective as of this 13th day of September, 2010, by Summit Materials Companies I, LLC, a Delaware limited liability company, hereinafter sometimes referred to as the “Member”.

RECITALS

A. On December 30, 1996, The Harold E. Johnson Companies, Inc., a Missouri corporation (“HEJ”) and Columbia Ready-Mix, Inc., a Missouri corporation (“CRM” and together with HEJ, the “Original Members”) caused the Company to be formed as a limited liability company under the laws of the State of Missouri.

B. On January 2, 1997, the Original Members adopted an Operating Agreement of the Company (the “Original Agreement”), and effective as of September 9, 2010, the Original Members contributed all of their membership interests in the Company to HEJCRM, LLC, a Missouri limited liability company (“HEJCRM”).

C. Immediately following the transfer of the membership interests in the Company to HEJCRM, HEJCRM amended and restated Original Agreement and adopted an amended and restated operating agreement of the Company effective immediately after the transfer of the membership interests of the Company to HEJCRM.

D. On the date hereof, the Member and HEJCRM, among others, entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), pursuant to which, among other things, HEJCRM agreed to sell and transfer all of its membership interests in the Company to the Member, and, as required by the terms of the Purchase Agreement, HEJCRM transferred all of its membership interests in the Company pursuant to an Assignment of Membership Interests of even date herewith.

E. The Member does hereby adopt this Agreement as the new Operating Agreement of the Company effective immediately after the transfer of the membership interests of the Company to the Member on the date set forth above.

AGREEMENT

NOW, THEREFORE, in consideration of mutual covenants and for other good and valuable consideration, the Member agrees as follows:

ARTICLE I

THE LIMITED LIABILITY COMPANY

Section 1.01. Formation of Limited Liability Company.

(a) By Articles of Organization filed with the Missouri Secretary of State on the 30th day of December, 1996, the Original Members formed the Company for the limited purposes and scope set forth in the Original Agreement and this Agreement. The business and affairs of the Company shall be conducted solely under the name “Con-Agg of MO, L.L.C.” and such name shall be used at all times in connection with the Company’s business and affairs.

(b) Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Member and the administration and termination of the Company shall be governed by the Missouri Limited Liability Company Act (the “Act”).

(c) The Member’s interest in the Company (“Membership Interest”) shall be comprised of any and all rights accorded the Member under this Agreement, the Company’s Articles of Organization or the Act. The Member’s Membership Interest is personal property for all purposes. All real and other property (irrespective of its nature) owned by the Company shall be deemed owned by the Company as an entity, and the Member shall not have any ownership of such property.

Section 1.02. Purposes and Scope of the Company.

The business of the Company (the “Business”) shall be in the business of operating quarries, producing and selling ready mix concrete and related products, and to engage in any lawful act or activities for which limited liability companies may be organized pursuant to the Act.

Section 1.03. Title to Property.

The legal title to all assets and properties of the Company shall be held in the name of the Company.

Section 1.04. Registered Agent; Principal Place of Business.

The registered office of the Company shall be as set forth in the Company’s Articles of Organization or as provided in the Act. The location of the office of the Company shall be 2604 N. Stadium Blvd., Columbia, Missouri 65202, or at such other place or places as the Member shall designate.

Section 1.05. Company Certificate.

The Member shall execute any certificate or document required by law to be filed in connection with the formation and operation of the Company and to cause such certificate or document to be filed in the appropriate governmental office.

ARTICLE II

MANAGEMENT

Section 2.01. Management of the Company.

The business and affairs of the Company shall be managed by the Member.

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.01. Initial Contributions and Capital Accounts.

The initial capital contributions of the Member shall be as set forth on the books of the Company, which shall reflect the fair market value and related debt obligations of all property contributed by the Member.

Section 3.02. Additional Capital.

No additional capital shall be required to be contributed by the Member, but the Member may agree to contribute such additional capital as it shall determine, in its sole discretion, is appropriate.

Section 3.03. No Interest on Capital.

No interest shall be payable on the capital contributions of the Member.

ARTICLE IV

ACCOUNTING AND DISTRIBUTION; TAXES

Section 4.01. Profits and Losses and Allocations.

For accounting and federal and state income tax purposes, all profits and losses of the Company and all income, deductions and credits shall be allocated to the Member pursuant to the treatment of the Company, for tax purposes.

Section 4.02. Tax Status.

Any provision of this Agreement to the contrary notwithstanding, solely for federal income tax purposes, the Member hereby recognizes that the Company will be a disregarded entity for tax purposes, but this tax treatment shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Company or the Member.

Section 4.03. Distribution to Member.

The Company shall make such distributions to the Member as may be authorized by the Member from time to time.

Section 4.04. Accounting.

(a)	The fiscal year of the Company shall be the calendar year.

(b)	The Company shall maintain proper and complete books of account for federal tax and state business law purposes.

ARTICLE V

TERM AND TERMINATION

Section 5.01. Term.

(a) The Company shall continue and not terminate, notwithstanding any termination provisions under the Act, until the Member elects to terminate the Company, unless sooner dissolved and liquidated as elsewhere in this Agreement expressly set forth.

(b) If the Company shall terminate, as set forth in this Agreement, the affairs of the Company shall be wound up, and, during the winding up period and until such time as the Company’s interest in all of its property and assets have been sold and the proceeds therefrom collected and distributed, the rights and obligations of the Member and other persons owning an interest in the Company shall be governed and controlled by all of the provisions of this Agreement. This paragraph shall only apply to a dissolution of the Company if there is no reconstitution of the Company pursuant to the provisions of this Agreement.

Section 5.02. Winding Up.

In the event of the sale or other disposition of all or substantially all of the assets of the Company or the dissolution and termination of the Company for any other reason, the Company shall be dissolved and liquidated and all of the property and assets of the Company shall be distributed or applied as follows and in the following order of priority:

(a) First, all Company debts, liabilities and obligations (excluding any loans or advances from the Member) shall be paid in full or reserves therefor shall be set aside.

(b) Second, all Company debts, liabilities and obligations to the Member shall be paid, but if the amount available therefor shall be insufficient, then pro rata on account thereof.

(c) Third, any amount remaining after the payment of the items referred to in paragraphs (a) and (b) above shall be distributed to the Member.

ARTICLE VI

GENERAL

Section 6.01. Governing Law.

This Agreement and the obligations of the Member and its successors and assigns hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Missouri, without regard to the conflict-of-laws rules of such state.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first above written.

MEMBER:
Summit Materials Companies I, LLC

By:	/s/ Michael Brady
Name: Michael Brady
Title: Vice President

5